SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2007
CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)
(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02. Non-Reliance on Previously Issued Financial Statements and Related Audit Report
     On November 6, 2007, the Audit Committee of the Board of Directors of CytRx Corporation (“CytRx,” “we,” “us,” “our” and the “Company”) approved the recommendation of our management that our consolidated financial statements for the quarter ended June 30, 2007 should no longer be relied upon, because of corrections in our accounting for an equity transaction by our majority-owned subsidiary, RXi Pharmaceuticals Corporation (“RXi”), the accounting for tax withholding amounts related to common stock option exercises and the reclassification of certain general and administrative expenses as research and development expenses.
     For the quarter ended June 30, 2007, we originally reported additional paid-in capital of $2.3 million attributable to RXi’s issuance to the University of Massachusetts Medical School, or UMMS, of approximately 462,000 shares of RXi common stock in payment for RXi’s acquisition of four technology licenses and an invention disclosure agreement entered into with UMMS in January 2007. In the restatement, the $2.3 million will be properly reflected as minority interest in RXi, resulting in a corresponding reduction in additional paid-in capital and stockholders’ equity, on the consolidated balance sheet of CytRx as of June 30, 2007. We also will record an increased loss attributable to minority interests of $176,000 in the consolidated statements of operations for the three-month and six-month periods ended June 30, 2007, which will result in decreases in our consolidated net loss by the same amount for the respective periods. Additionally, during the quarter ended June 30, 2007, we originally reported $227,000 in amounts withheld from employees for income taxes on compensation derived from exercises of options to purchase our common stock as an offset to general and administrative expenses in the consolidated statements of operations for the three and six-month periods ended June 30, 2007. In the restatement, the $227,000 will be reclassified as a current liability on the consolidated balance sheet as of June 30, 2007, which will result in an increase in our consolidated net loss by the same amount for both the three-month and six-month periods ended June 30, 2007 consolidated statements of operations. The net effect of the correction of both of these items will be a $51,000 increase in our consolidated net loss reported in the consolidated statements of operations for the three-month and six-month periods ended June 30, 2007, which does not result in any change in our reported earnings per share for these same periods.
     For the quarter ended June 30, 2007, our originally-reported general and administrative expenses included charges of approximately $391,000 that we determined are properly classified as research and development expenses. The reclassification of these expenses as research and development expenses in the restatement will have no effect on our consolidated net loss for that period.
     Corrective Measures.
     Following the filing of this Report, we plan to file an amendment to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 to restate the consolidated financial statements contained in that report to reflect the proper accounting for RXi’s equity transactions during the quarter and the reclassifications of the tax withholding amounts related to common stock option exercises and general and administrative expenses.
     Our Audit Committee and executive officers have discussed the matters described herein with BDO Seidman, LLP, our independent registered public accounting firm.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
By:	/s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman
President and Chief Executive Officer

Dated: November 13, 2007

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